Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. | 100 Crescent Centre Parkway, Suite 1240 | Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Announces

Election of Robert Mills as Chairman

ATLANTA, GA, March 8, 2021 – Williams Industrial Services Group Inc. (NYSE American: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, today announced that the Company’s Board of Directors has elected Robert B. Mills as Chairman, effective March 5, 2021. Mr. Mills, who has been a member of the Company’s Board since 2015, succeeds Charles “Mac” Macaluso in the position of Chairman; Mr. Macaluso passed away on February 22, 2021.

Mr. Mills was previously Chief Operating Officer of Assured Guaranty, Ltd., the largest financial guaranty insurance company in the world and, before that, its Chief Financial Officer. He began his career at KPMG, where he progressed to partner and was later appointed National Practice Director for Investment Banking and Capital Markets. His career also included serving as Chief Operating Officer and Chief Financial Officer of the Americas Region for UBS, AG. Mr. Mills currently serves on the Johns Hopkins University Lyme Research Center Board.

“I am pleased to take on this important role at a pivotal time in the Company’s history,” said Bob Mills, Chairman. “Mac left some big shoes to fill, but I, along with the rest of the Board and the management team, remain dedicated to taking the Company to the next level through the execution of our strategic plan. We look forward to the future as the economy rebounds and business development activity accelerates in 2021 and beyond.”

About Williams Industrial Services Group
Williams Industrial Services Group Inc. has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of construction, maintenance and support services to customers in energy, power and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers. Additional information can be found at www.wisgrp.com.

Investor Contact:
Chris Witty
Darrow Associates

646-345-0998

cwitty@darrowir.com